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ZMAX CORPORATION AND SUBSIDIARIES                                    Exhibit 23



SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                           ADDITIONS
                                                            CHARGED
                                           BALANCE AT      TO COSTS                        BALANCE
                                            BEGINNING         AND                         AT END OF
            DESCRIPTION                     OF PERIOD       EXPENSES      DEDUCTIONS       PERIOD
            -----------                     ---------       --------      ----------       ------
For the year ended December 31, 1998,
    Allowance for doubtful accounts ...     $     --       $ 17,160       $     --       $ 17,160

For the year ended December 31, 1999,
    Allowance for doubtful accounts ...     $ 17,160       $ 95,840       $  3,000       $110,000